Exhibit 99.1

C O N S O L I D A T E D   F I N A N C I A L   S T A T E M E N T S

AmeriPath Group Holdings, Inc. and Subsidiaries
Year Ended December 31, 2006
With Report of Independent Auditors

AmeriPath Group Holdings, Inc. and Subsidiaries

Consolidated Financial Statements

Year Ended December 31, 2006

Report of Independent Auditors

The Board of Directors and Stockholder of AmeriPath Group Holdings, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of AmeriPath Group Holdings, Inc. and Subsidiaries (the Company) as of December 31, 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriPath Group Holdings, Inc. and Subsidiaries at December 31, 2006, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2006, AmeriPath Group Holdings, Inc. and Subsidiaries adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

/s/ Ernst & Young, LLP
Certified Public Accountants

July 24, 2007
West Palm Beach, Florida

AmeriPath Group Holdings, Inc. and Subsidiaries

Consolidated Balance Sheet
(In Thousands, Except per Share Data)

December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$3,437
Restricted cash	30,906
Accounts receivable, net	137,947
Inventories	6,426
Deferred tax assets, net	15,073
Other current assets	10,185
Total current assets	203,974

Property and equipment, net	114,630
Goodwill, net	846,475
Identifiable intangibles, net	215,577
Other	33,675
Total assets	$1,414,331

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$81,673
Accrued interest	16,647
Current portion of long-term debt	2,090
Other current liabilities	1,285
Total current liabilities	101,695
Long-term liabilities:
Long-term debt	699,464
Other long-term liabilities	43,971
Deferred tax liabilities, net	35,587
Total long-term liabilities	779,022

Commitments and contingencies
Stockholders’ equity
Preferred stock, $.001 par value, 100,000,000 shares authorized, 89,686,112 shares
issued and outstanding	90
Common stock, $.001 par value, 120,000,000 shares authorized, 80,717,456 shares
issued and outstanding	81
Additional paid-in capital	529,635
Retained earnings	3,808
Total stockholders’ equity	533,614
Total liabilities and stockholders’ equity	$1,414,331

See accompanying notes.

AmeriPath Group Holdings, Inc. and Subsidiaries

Consolidated Statement of Income
(In Thousands)

Year Ended December 31, 2006

Net revenues	$752,321
Operating costs and expenses:
Cost of services	418,082
Selling, general and administrative expenses	154,235
Provision for doubtful accounts	84,936
Amortization expense	10,795
Merger-related charges	2,064
Total operating costs and expenses	670,112
Income from operations	82,209

Other income (expense):
Interest expense	(70,011)
Interest income	1,841
Change in value of derivative	1,295
Write-off of deferred financing costs	(3,388)
Other expense, net	(1,031)
Total other expense, net	71,294
Income before income taxes	10,915
Provision for income taxes	7,507
Net income	$3,408

See accompanying notes.

AmeriPath Group Holdings, Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity
(In Thousands, Except per Share Data)

					Additional
	Preferred Stock		Common Stock		Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at January 1, 2006	–	$–	100	$1	$338,264	$400	$338,665
Noncash stock option expense	–	–	–	–	885	–	885
Equity investment by WCAS	–	–	69,381,884	69	71,006	–	71,075
Common stock issued in connection with acquisition	–	–	19,930,210	20	119,561	–	119,581
Reclassification of equity securities	89,686,112	90	(8,594,738)	(9)	(81)	–	–
Net income	–	–	–	–	–	3,408	3,408
Balance at December 31, 2006	89,686,112	$90	80,717,456	$81	$529,635	$3,808	$533,614

See accompanying notes.

AmeriPath Group Holdings, Inc. and Subsidiaries

Consolidated Statement of Cash Flows
(In Thousands)

Year Ended December 31, 2006

Operating activities
Net income	$3,408
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,806
Amortization	13,127
Loss on disposal of assets	235
Deferred income taxes	2,414
Provision for doubtful accounts	84,936
Write-off of deferred financing costs	3,388
Acquisition and merger-related charges	2,064
Change in value of derivative	(1,295)
Non cash stock option expense	885
Changes in assets and liabilities (net of effect of acquisitions):
Increase in accounts receivable	(109,845)
Increase in inventories	(420)
Increase in other current assets	(2,415)
Increase in accrued interest	10,874
Increase in other assets	(3,133)
Increase in accounts payable and accrued expenses	4,975
Net cash provided by operating activities	31,004

Investing activities
Acquisitions of property and equipment	(57,334)
Cash paid for acquisitions and related costs, net of cash acquired	(196,646)
Increase in restricted cash	(4,222)
Payments of contingent notes	(4,470)
Net cash used in investing activities	(262,672)

Financing activities
Debt issuance costs	(5,052)
Payments on long-term debt and capital leases, net of borrowings	(2,470)
Proceeds from new term loan facility	203,500
Payments on new term loan facility	(1,527)
Payments on former term loan facility	(99,049)
Proceeds from new revolving debt facility	139,000
Payments on new revolving debt facility	(66,800)
Payments on former revolving debt facility	(30,000)
Equity investment by parent	71,075
Net cash provided by financing activities	208,677
Decrease in cash and cash equivalents	(22,991)
Cash and cash equivalents, beginning of period	26,428
Cash and cash equivalents, end of period	$3,437

Supplemental noncash transactions
Issuance of equity to acquire Specialty Laboratories, Inc.	$119,581
Issuance of PIK Notes for interest incurred	$9,576

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$57,135
Cash paid during period for taxes	$3,216

See accompanying notes.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2006
(Dollars in Thousands, Unless Otherwise Indicated)

1. Business and Organization

AmeriPath Group Holdings, Inc. (Group Holdings) is the parent of AmeriPath Holdings, Inc. (Holdings) which is the parent of AmeriPath, Inc. and subsidiaries (AmeriPath), one of the leading anatomic pathology laboratory companies in the United States. The consolidated entities are referred to as AmeriPath Group Holdings, Inc. and subsidiaries (the Company).

AmeriPath is a provider of physician-based anatomic pathology, dermatopathology, molecular diagnostic services, and other esoteric services to physicians, hospitals, clinical laboratories and surgery centers. AmeriPath supports community-based medicine by helping physicians provide excellent and effective care for their patients. AmeriPath services an extensive referring physician base through its 40 outpatient laboratories located in 19 states, and provides inpatient diagnostic and medical director services at more than 200 hospitals. Services are performed by 392 pathologists.

On December 8, 2002, Holdings, formerly known as Amy Holding Company, and its wholly-owned subsidiary, Amy Acquisition Corp., entered into a merger agreement providing for the merger of Amy Acquisition Corp. with and into AmeriPath with AmeriPath continuing as the surviving corporation and a wholly-owned subsidiary of Holdings. The merger was consummated on March 27, 2003. The merger is referred to as the “March 2003 Transaction.” References herein to the “predecessor” refer to the activities, financial position and results of operations of AmeriPath prior to the March 2003 Transaction.

Amy Holding Company and Amy Acquisition Corp. were Delaware corporations formed at the direction of Welsh, Carson, Anderson and Stowe IX, L.P., (WCAS). WCAS, its related investors and several employees or affiliates of the Company owned 100% of the outstanding common stock of Holdings after the March 2003 Transaction.

On September 28, 2005, Group Holdings was organized pursuant to the laws of the State of Delaware. On January 30, 2006, all issued and outstanding shares of Holdings common stock, par value $0.01 (the Holdings Common Stock), were contributed to Group Holdings. Subsequent to the contribution, Group Holdings owned all of the outstanding shares of Holdings, which remained the parent of AmeriPath. Group Holdings was formed in connection with the acquisition of Specialty Laboratories, Inc. (Specialty) in January 2006.

The predecessor was incorporated in February 1996 and since that time has built its business by completing approximately 67 acquisitions of anatomic pathology laboratories and operations and through internal growth.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Business and Organization (continued)

AmeriPath provides anatomic pathology services to both the outpatient and inpatient markets. In the outpatient market, laboratory testing and diagnostic services are provided to physician offices, clinics and freestanding surgery centers. As part of these services, AmeriPath owns and operates outpatient anatomic pathology laboratories, for which it bills patients and third-party payors, principally on a fee-for-service basis, covering both the professional and technical components of such services. In the inpatient market, services are provided through hospital contracts with over 200 hospitals. In addition to providing anatomic pathology services, AmeriPath generally serves as the medical director of the hospital’s clinical laboratory, microbiology laboratory and blood banking operation and facilitates the hospital’s compliance with licensing requirements. AmeriPath typically bills and collects the professional component of the charges for medical services rendered by its pathologists, and, in some cases, AmeriPath is also paid an annual fee for providing the medical director for the hospital’s clinical laboratory.

AmeriPath’s industry is highly regulated. The manner in which licensed physicians can organize to perform and bill for medical services is governed by state laws and regulations. Business corporations like AmeriPath often are not permitted to employ physicians or to own corporations that employ physicians or to otherwise exercise control over the medical judgments or decisions of physicians.

In states where AmeriPath is not permitted to directly own a medical operation, it performs only non-medical administrative and support services, does not represent to the public or its clients that it offers medical services and does not exercise influence or control over the practice of medicine. In those states, AmeriPath conducts business through entities that it controls, and it is these affiliated entities that employ the physicians who practice medicine. In such states, AmeriPath generally enters into a contract that restricts the owner of the affiliated entity from transferring its ownership interests in the affiliated entity and otherwise provides AmeriPath or its designee with a controlling voting or financial interest in the affiliated entity and its laboratory operations. This controlling financial interest generally is obtained pursuant to a long-term management service agreement between AmeriPath and the affiliated entity. Under the management services agreement, AmeriPath exclusively manages all aspects of the operation, including entering into all managed care contracts, other than the provision of medical services. Generally, the affiliated entity has no operating assets because AmeriPath acquired all of its operating assets at the time it acquired the related laboratory operations. In accordance with Emerging Issues Task Force Issue No. 97-2, Physician Practice Management Entities and Certain Other Entities with Contractual Management Agreements (EITF 97-2), Financial

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Business and Organization (continued)

Accounting Standards Board (FASB) Statement No. 94 (Consolidation of All Majority-owned Subsidiaries) and FASB No. 141 (Business Combinations), the financial statements of the operations AmeriPath controls, including these affiliated entities, are included in the consolidated financial statements of the Company.

AmeriPath has also acquired an interest in a few anatomic pathology laboratory operations whose financial statements are not required to be consolidated with its own under EITF 97-2 (managed operations). In these circumstances, AmeriPath acquired assets of physician groups and entered into service contracts with the physician groups to provide equipment, supplies, support personnel, and management and financial advisory services. The financial statements of these entities are not required to be included in the consolidated financial statements of the Company since AmeriPath has no controlling interest in these operations. Management service fees received pursuant to service agreements with these operations constituted approximately 2% of the Company’s net revenues for the year ended December 31, 2006.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Holdings, AmeriPath, and companies in which the Company has a controlling financial interest by means other than the direct record ownership of voting stock, as discussed in Note 1. Intercompany accounts and transactions have been eliminated. The Company does not consolidate the affiliated physician groups it manages, as it does not have a controlling financial interest as described in EITF 97-2.

Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Because of the inherent uncertainties in this process, actual results could differ from those estimates. Such estimates include the recoverability of intangible assets and the collectibility of receivables, establishing self-insurance reserves for medical malpractice claims, health insurance and workers compensation costs, and incurred but not reported (IBNR) claims.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, senior credit facility borrowings and senior subordinated notes. The carrying amounts of the Company’s cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments.

At December 31, 2006, the entire $274.2 million outstanding under the Company’s senior credit facility borrowings bear interest at a variable market rate, and thus has a carrying amount that approximates fair value. The $350.0 million of senior subordinated notes outstanding as of December 31, 2006 were trading at 108%. At December 31, 2006, the $77.3 million of WCAS senior subordinated notes outstanding have a carrying amount that approximates fair value.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid instruments with maturities at the time of purchase of three months or less.

Restricted Cash

Restricted cash consists of approximately $30.9 million of premium revenue received by the Company’s insurance captive to be used for future insurance claims and expenses. The premium revenue received by the Company’s insurance captive is paid by the Company to insure itself for medical malpractice losses. The insurance captive was formed in 2002.

Inventories

Inventories, consisting primarily of laboratory supplies, are stated at the lower of cost, determined on a first-in first-out basis, or market.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets, which range from three to ten years. Leasehold improvements are amortized over the shorter of the term of the related lease or the useful life of the asset.

Certain software development costs for internally developed software are capitalized in accordance with the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and are being amortized over three years. Amortization of capitalized software costs begins when the software is placed into service and is included in depreciation expense, which is included in selling, general and administrative expenses in the accompanying consolidated statement of income.

Intangible Assets

As of December 31, 2006, the Company had net identifiable intangible assets and net goodwill of $215.6 million and $846.5 million, respectively. The Company continually assesses whether an impairment in the carrying value of the intangible assets has occurred. If the undiscounted future cash flows over the remaining amortization period of an intangible asset indicates that the value assigned to the intangible asset may not be recoverable, the Company reduces the carrying value of the intangible asset. The Company would determine the amount of any such impairment by comparing anticipated discounted future cash flows from acquired businesses with the carrying value of the related assets. In performing this analysis, the Company considers such factors as current results, trends and future prospects, in addition to other relevant factors.

The predecessor adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets as of January 1, 2002. SFAS No. 142 clarifies the criteria to recognize intangible assets separately from goodwill and promulgates that goodwill and certain indefinite-lived intangible assets not be amortized. Instead, these assets are reviewed for impairment annually, at the operating segment level, with any related losses recognized in earnings in the period incurred.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Deferred Debt Issuance Costs

In January 2006, in connection with the acquisition of Specialty, the Company terminated its existing credit facility and entered into a new senior credit facility. As a result of terminating the credit facility, the Company wrote off approximately $3.4 million of its deferred debt financing costs.

Debt financing costs associated with the credit facility have been capitalized and are being amortized on a straight-line basis over terms ranging from six to ten years. As of December 31, 2006, gross amounts of $22.1 million of debt financing costs, net of accumulated amortization of $6.3 million, are included in other assets in the accompanying consolidated balance sheet.

Self-Insured Claims Liability

The Company provides for medical malpractice coverage through a self-insurance, or wholly-owned captive arrangement. Under this self-insurance structure, the Company retains more risk for medical malpractice costs, including settlements and claims expense, than under previous coverages. While the Company obtained excess liability coverage for medical malpractice costs, there is no aggregate excess stop loss protection, meaning there is no aggregate limitation on the amount of risk the Company retains under these arrangements. The Company’s medical malpractice costs are based on actuarial estimates of its medical malpractice settlement and claims expense and the costs of maintaining the captive insurance program and excess coverage. The determination of such claims and expenses and the appropriateness of the related liability is periodically reviewed and updated. Because the Company retains these risks, in addition to an actual increase in claims or related expenses, a change in the actuarial assumptions could materially affect the Company’s results of operations in a particular period, even if the Company does not experience an actual increase in claims or related expenses. As of December 31, 2006, $8.7 million of estimated loss reserves was accrued, based on actuarial estimates and discount rates of 2.5%, to cover existing claims filed. In addition, the Company has accrued IBNR costs of $9.1 million as of December 31, 2006 to cover future IBNR claims, which are based on actuarial estimates, utilizing a discount rate of 2.5% . All accrued insurance loss reserves and IBNR costs are recorded in cost of services in the accompanying consolidated statement of income and other long-term liabilities in the accompanying consolidated balance sheet.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company recognizes net patient service revenue at the time services are performed. Unbilled receivables are recorded for services rendered during, but billed subsequent to, the reporting period. Net patient service revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. The provision for doubtful accounts and the related allowance are adjusted periodically, based upon an evaluation of historical collection experience with specific payors for particular services, anticipated collection levels with specific payors for new services, industry reimbursement trends, and other relevant factors. Changes in these factors in future periods could result in increases or decreases in the Company’s provision for doubtful accounts and its results of operations and financial position.

Unbilled receivables for the owned practices, net of allowances, as of December 31, 2006 amounted to approximately $17.9 million and are included in accounts receivable, net on the accompanying consolidated balance sheet.

Net management service revenue reported by the Company represents net physician group revenue less amounts retained by physician groups. The amounts retained by physician groups represent amounts paid to the physicians pursuant to the management service agreements between the Company and the physician groups. Net physician group revenue is equal to billed charges reduced by provisions for bad debt and contractual adjustments. Contractual adjustments represent the difference between amounts billed and amounts reimbursable by commercial insurers and other third-party payors pursuant to their respective contracts with the physician groups. The provision for bad debts represents management’s estimate of potential credit issues associated with amounts due from patients, commercial insurers and other third-party payors. Net management service revenue is included in total net revenues in the consolidated statement of income. Net management service revenue was $13.3 million for the year ended December 31, 2006.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Stock Options

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R) using the prospective transition method. Under that method, compensation cost recognized for the year ended December 31, 2006 includes all share-based payments granted on or subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Compensation cost related to stock awards granted is being recognized on a straight-line basis over the requisite service period (see Note 15).

Income Taxes

The Company’s provision for income taxes includes federal and state income taxes currently payable and changes in deferred tax assets and liabilities, excluding the establishment of deferred tax assets and liabilities related to acquisitions. Deferred income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109), and represent the estimated future tax effects resulting from temporary differences between financial statement carrying values and tax reporting bases of assets and liabilities.

AmeriPath and its guarantor subsidiaries are included in a federal consolidated tax return with its parent company, Group Holdings, due to Internal Revenue Code filing requirements. The non-guarantor subsidiaries file separate tax returns.

Comprehensive Income

For the year ended December 31, 2006, net income equaled comprehensive income under the provisions of SFAS No. 130, Reporting Comprehensive Income.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 provides a new single authoritative definition of fair value and provides enhanced guidance for measuring the fair value of assets and liabilities and requires additional disclosures related to the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157 is effective for the Company as of January 1, 2008. The Company is currently assessing the impact, if any, of SFAS No. 157 on its consolidated financial statements.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This interpretation requires that realization of an uncertain income tax position must be “more likely than not” (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. Further, this interpretation prescribes the benefit to be recorded in the financial statements as the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. This interpretation also clarifies the financial statement classification of tax-related penalties and interest and sets forth new disclosures regarding unrecognized tax benefits. The Company adopted FIN 48 as of January 1, 2007, as required. The adoption of FIN 48 did not have a significant impact on the Company’s consolidated financial position, results of operations and effective tax rate.

3. Merger and Acquisitions

Acquisition of Specialty

On January 31, 2006, the Company completed its acquisition of Specialty, an esoteric lab in Valencia, California, in a transaction valued at approximately $334.0 million. Under the terms of the merger agreement, the Company acquired all common shares of Specialty common stock outstanding at closing for $13.25 per common share, or $317.4 million. The Company financed the acquisition through a combination of cash on hand, contribution of shares by Specialty’s majority shareholder, additional cash equity of $46.1 million from AmeriPath’s majority stockholder, WCAS, the release of certain contingent note funds of $14.4 million from Holdings, and borrowings under the Company’s New Credit Facility (later defined). The Company paid $197.8 million in cash and issued $119.6 million or 19,930,208 shares in Company stock. The Company’s common stock was issued at $6.00 a share, which was based on an internal valuation and previous transactions with third parties. In addition, the Company paid $9.7 million in cash for outstanding stock options of Specialty. Pursuant to the terms of the merger agreement, Specialty’s outstanding stock options became fully vested and exercisable and were canceled in exchange for the right to receive an amount, for each share subject to the stock option, equal to the excess of $13.25 per share over the exercise price per share of such option. The aggregate purchase price of approximately $334.0 million includes transaction costs of approximately $6.9 million consisting primarily of fees and expenses of investment bankers, attorneys and accountants.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Merger and Acquisitions (continued)

The purchase price of the acquisition is summarized below:

Cash paid for Specialty’s outstanding common stock	$197,801
Group Holdings common stock issued	119,581
Cash paid for Specialty’s outstanding stock options	9,662
Transaction costs incurred	6,949
Total purchase price	$333,993

The following table summarizes the fair value of the assets acquired and liabilities assumed in connection with the Specialty acquisition, as of the date of the acquisition, as accounted for under FASB No. 141, Business Combinations, which requires the use of the purchase method of accounting. The intangible asset valuation was performed by an independent third-party valuation firm during March 2006. In accordance with SFAS No. 109, the Company recognized a deferred tax liability of $11.6 million related to both definite and indefinite-lived intangible assets acquired in the Specialty acquisition. The allocation of the purchase price is summarized below:

Cash	$40,986
Accounts receivable, net	27,774
Property and equipment, net	30,104
Inventory	3,679
Prepaid expenses	1,814
Intangible assets	58,870
Other investments	2,545
Other	1,598
Goodwill	211,469
Total assets	378,839

Accounts payable	10,685
Other long-term liabilities	2,114
Deferred tax liabilities	11,567
Accrued liabilities	20,480
Total liabilities	44,846

Net assets acquired	$333,993

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Merger and Acquisitions (continued)

Of the $58.9 million of acquired intangible assets, $24.5 million was assigned to trademark and trade names that are not subject to amortization, $20.3 million was identified as hospital contracts to be amortized over ten years, $12.0 was assigned to laboratory contracts to be amortized over 15 years, $0.8 million was identified as payor contracts that are not subject to amortization, $0.7 million was assigned to key physicians to be amortized over 5 years, and $0.6 million was identified as management agreement to be amortized over 5 years. Of the $211.5 million allocated to goodwill, approximately $6.1 million is expected to be deductible for taxes.

Acquisitions of Practices in 2006

On March 31, 2006, the Company also acquired Rose Pathology Associates, P.C.; a hospital based anatomic pathology practice in Denver, Colorado. The Company acquired Jill A. Cohen, M.D., P.C., a dermatopathology practice in Tucson, Arizona, on October 26, 2006. The total consideration paid by the Company in connection with these acquisitions was $23.4 million in cash. The pre-acquisition results of operations were not considered material. The Company assumed goodwill with these transactions of $22.3 million.

All of the above acquisitions were recorded using the purchase method of accounting. The final allocation of the purchase price was determined based on the fair value of assets acquired and the fair value of liabilities assumed as of the date that the acquisition was consummated. Intangible assets have been identified which are valued apart from goodwill in the amount of approximately $60.5 million, for the 2006 acquisitions. Under SFAS No. 142, goodwill associated with these acquisitions is no longer being amortized, but is reviewed annually for impairment. Goodwill recorded as a result of the acquisitions totaled $233.8 million for 2006. The operating results of the companies acquired are included in the accompanying consolidated financial statements from their respective dates of purchase through December 31, 2006.

The unaudited pro forma information presented below includes all 2006 acquisitions and is for illustrative information purposes only and is not necessarily indicative of results that would have been achieved or results that may be achieved in the future.

Year Ended
December 31, 2006

Net revenues	$773,002
Net income	3,109

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Merger and Acquisitions (continued)

Contingent Consideration

All of the Company’s acquisitions have been accounted for using the purchase method of accounting. The aggregate consideration paid, and to be paid for acquisitions, is based on a number of factors, including each practice’s demographics, size, local prominence, position in the marketplace and historical cash flows from operations. For certain acquisitions, assessment of these and other factors, including uncertainties regarding the health care environment, resulted in the sellers of each of the practices and the Company being unable to reach agreement on the final purchase price. The Company agreed to pay a minimum purchase price and to pay additional purchase price consideration to the sellers of the practices in proportion to their respective ownership interest in each practice. The additional payments are contingent upon the achievement of stipulated levels of operating earnings (as defined) by each of the practices over three to five years from the date of the acquisition as set forth in the respective agreements, and are not contingent on the continued employment of the sellers of the practices. In certain cases, the payments are contingent upon other factors such as the retention of certain hospital contracts for periods ranging from three to five years. The amount of the payments cannot be determined until the achievement of the operating earnings levels or other factors during the terms of the respective agreements. If the maximum specified levels of operating earnings for each practice are achieved, the Company would make aggregate maximum payments of approximately $1.9 million over the next three to five years. A lesser amount or no payments at all would be made if the mid-point levels of operating earnings specified in each agreement were not met. As of December 31, 2006, contingent note payments aggregating $178.4 million have been paid. Pursuant to FASB No. 141, principal and interest payments made in connection with the contingent notes are accounted for as additional purchase price, which increases the recorded goodwill and, in accordance with U.S. generally accepted accounting principles, are not reflected in the results of operations.

During the year ended December 31, 2006, the Company made contingent note payments of $4.5 million.

4. Accounts Receivable

Accounts receivable are recorded at net realizable value. The allowance for contractual and other adjustments and the allowance for uncollectible accounts are based on historical experience and judgments about future events. Accordingly, the actual amounts experienced could vary significantly from the recorded allowances. For managed practices, terms of the service

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Accounts Receivable (continued)

agreements require the Company to purchase receivables generated by the physician groups on a monthly basis. Such amounts are recorded net of contractual allowances and estimated bad debts. For managed practices, accounts receivable are a function of the net physician group revenue rather than the net revenue of the Company.

Since the Company does not have a direct relationship with its patients and must obtain insurance information via the referring physician offices or hospitals, inaccurate or incomplete insurance information may be supplied and may result in third-party claims being filed beyond the timely filing restrictions per the Company’s managed care contracts. Based on historical experience, the Company deems third-party accounts receivable that have exceeded the payor’s timely filing limits to be uncollectible, and at that time charge off third party accounts receivable against the allowance for doubtful accounts. Private-pay patient accounts, including deductibles and co-payment amounts, generate a minimum of three patient statements, which are sent to the patient’s last known address. If unpaid after three statement cycles, these accounts are either submitted to a collection agency or pursued by the Company’s billing department personnel. Based on historical experience, the Company deems private patient accounts outstanding after these collection efforts have occurred to be uncollectible, and at that time charge off private-pay patient accounts receivable against the allowance for doubtful accounts. Management service revenue generally does not include a provision for doubtful accounts.

The following table represents the rollforward of the allowances for contractual adjustments and uncollectible accounts:

Allowances for contractual adjustments and uncollectible accounts at
January 1, 2006	$106,424
Provision for contractual adjustments	445,269
Provision for doubtful accounts	84,936
Managed practice contractual adjustments and bad debt expense	16,085
Write-offs and other adjustments	(516,103)
Allowances for contractual adjustments and uncollectible accounts at
December 31, 2006	$136,611

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Accounts Receivable (continued)

The Company grants credit without collateral to individual patients, most of whom are insured under third-party payor agreements. The estimated mix of gross receivables from patients and third-party payors is as follows:

Government programs	24%
Third-party payors	39
Private-pay patients	23
Hospital and other	14
100%

5. Net Revenue

A significant portion of the Company’s net revenue is generated by the hospital-based practices through contracts with various hospitals. HCA, Inc. (HCA) owned approximately 20% of these hospitals. For the year ended December 31, 2006, approximately 5%, of net patient service revenue was generated directly from contracts with hospitals owned by HCA. Generally, these contracts and other hospital contracts have remaining terms of less than five years and contain renewal provisions. Some of the contracts also contain clauses that allow for termination by either party with relatively short notice. Although the Company, through its acquisitions, has had relationships with these hospitals for extended periods of time, the termination of one or more of these contracts could have a material adverse effect on the Company’s consolidated financial position and results of operations.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Property and Equipment

Property and equipment, net consist of the following:

	Estimated
	Useful Life		December 31,
	(Years)		2006

Laboratory, office and data processing equipment	3	–10	$118,951
Leasehold improvements	3	–10	40,232
Furniture and fixtures	7		6,261
Mobile laboratory units	5		167
Automotive vehicles	3		3,885
			169,496
Less accumulated depreciation			(88,210)
Construction in progress			33,344
			$114,630

Depreciation expense was $21.8 million for the year ended December 31, 2006 and is included in selling, general, and administrative expenses in the accompanying consolidated statement of income.

7. Goodwill and Intangible Assets

The changes in the gross carrying amount of goodwill for the year ended December 31, 2006 are as follows:

Balance as of January 1	$608,160
Goodwill acquired during the year	233,871
Other	4,444
Balance as of December 31	$846,475

For the year ended December 31, 2006, the increase in goodwill was related to the acquisitions of Specialty Laboratories, Inc., Jill A. Cohen, M.D., P.C., and Rose Pathology Associates, P.C. These additions were $211.5 million, $17.7 million and $4.7 million, respectively. During the year ended December 31, 2006, the Company made contingent note payments of approximately $4.5 million.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Goodwill and Intangible Assets (continued)

Intangible assets and the related accumulated amortization and amortization periods are set forth below:

		Amortization Periods
	Balance at
	December 31,		Weighted
	2006	Range	Average Years

Hospital contracts	$154,257	10–25	21
Accumulated amortization	(21,746)
Client lists	921	10	10
Accumulated amortization	(24)
Laboratory contracts	12,210	1–15	15
Accumulated amortization	(972)
Management service agreements	5,272	5–20	15
Accumulated amortization	(1,382)
Non-compete and employment
agreements	19,810	3–5	14
Accumulated amortization	(17,349)
Payor contracts	12,120	N/A	N/A
Trade names	52,460	N/A	N/A
Identifiable intangibles, net	$215,577

Goodwill, net	$846,475

Amortization expense related to identifiable intangibles for each of the five succeeding fiscal years and thereafter as of December 31, 2006 is as follows:

2007	$10,054
2008	9,222
2009	8,944
2010	8,766
2011	8,530
Thereafter	105,481
$150,997

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Goodwill and Intangible Assets (continued)

The weighted-average amortization period for identifiable intangible assets is approximately 19.1 years.

8. Derivative Instrument

In April 2004, the Company entered into a 2 1/2 year interest rate swap transaction which involves the exchange of fixed for floating-rate interest payments without the exchange of the underlying principal amount. The interest differential to be paid or received is accrued and is recognized as an adjustment to interest expense. The change in the market value of the derivative instrument is recognized in the consolidated statement of income. For the year ended December 31, 2006, the change in the value of the derivative was a gain of approximately $1.3 million, which is reflected in the accompanying consolidated statement of income. The agreement has a notional amount of $75.0 million. The Company receives interest on the notional amount if the LIBOR rate is less than 2.405% and pays interest on the notional amount if the LIBOR rate exceeds 2.405% . The floating rate resets every October 1 and April 1. In April 2006, the floating rate reset at 2.405% until October 2006. On October 2, 2006, the Company terminated the agreement.

9. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following at December 31, 2006:

Accounts payable	$37,133
Accrued compensation	39,396
Accrued loss reserves	4,382
Accrued acquisition costs	762
$81,673

10. Merger-Related Charges

In connection with the Company’s numerous acquisitions, the Company has recorded reserves for transaction costs, employee-related costs (including severance agreement payouts) and various exit costs associated with the consolidation of certain operations, including the elimination of duplicate facilities and certain exit and restructuring costs.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Merger-Related Charges (continued)

A reconciliation of activity with respect to merger-related reserves is as follows:

	Balance	Specialty			Balance
	January 1,	Acquisition	Other		December 31,
	2006	Merger Costs	Adjustments	Payments	2006

Lease commitments	$428	$14,845	$(27)	$(1,279)	$13,967
Other costs	218	–	–	–	218
	646	14,845	(27)	(1,279)	14,185
Less: portion included
in current liabilities	(246)	(856)	–	–	(1,102)
Total included in other
liabilities	$400	$13,989	$(27)	$(1,279)	$13,083

11. Long-term Debt

Long-term debt consist of the following at December 31, 2006:

Revolving loan	$72,200
Term loan	201,974
Note payable, other	85
WCAS senior subordinated notes	77,295
Senior subordinated notes	350,000
701,554
Less: current portion	(2,090)
Long-term debt, net of current portion	$699,464

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Long-term Debt (continued)

At December 31, 2006, maturities of long-term debt were as follows:

2007	$2,090
2008	2,065
2009	2,035
2010	2,035
2011	74,235
Thereafter	619,094
$701,554

Credit Facility – On March 27, 2003, in connection with the consummation of the March 2003 Transaction, the predecessor terminated its existing senior credit facility and the Company entered into a new senior credit facility (the Credit Facility) with a syndicate of financial institutions led by Credit Suisse First Boston and Deutsche Bank Securities, Inc.

In connection with the merger of Specialty, the Company terminated its existing Credit Facility and the Company entered into a new senior credit facility (the New Credit Facility) with a syndicate of financial institutions led by Wachovia Bank and Citigroup Global Markets, Inc. The New Credit Facility consists of a $203.5 million term loan and a $105.0 million revolving credit facility. The Company borrowed $203.5 million of the term loan and $52.0 million of the revolving credit facility to fund a portion of the Specialty merger consideration, to pay certain transaction costs related to the merger, to refinance existing indebtedness of the Company and to pay related expenses with the merger.

The interest rates per annum applicable to loans under the New Credit Facility are, at the Company’s option, equal to either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six-month interest period chosen by the Company, or a nine- or twelve-month period if agreed to by all participating lenders, plus an applicable margin percentage in each case.

The alternate base rate is the greater of (1) the prime rate or (2) one-half of 1% over the weighted average of rates on overnight federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate will be determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Long-term Debt (continued)

the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which our lenders are subject. The facility also requires a commitment fee to be paid quarterly equal to 0.5% of any unused commitments under the revolving credit facility.

The New Credit Facility requires scheduled quarterly payments on the term loan in amounts equal to approximately $0.5 million on each of June 30, September 30, December 31 and March 31, beginning on June 30, 2006.

Indebtedness under the New Credit Facility is guaranteed by all of the Company’s current restricted subsidiaries, certain of its future restricted subsidiaries and by Holdings. It is secured by a first priority security interest in substantially all of the Company’s existing and future property and assets, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, other personal property, owned and material leased real property, cash and cash proceeds of the foregoing and a first priority pledge of the Company’s capital stock and the capital stock of the guarantor subsidiaries.

The New Credit Facility requires that the Company comply on a quarterly basis with certain financial covenants, including an interest coverage ratio calculation, a fixed charge coverage ratio calculation and a maximum net senior leverage ratio calculation, which become more restrictive over time. In addition, the New Credit Facility includes negative covenants restricting or limiting the Company’s ability and the ability of its subsidiaries to, among other things, incur, assume or permit to exist additional indebtedness or guarantees; incur liens and engage in sale leaseback transactions; make capital expenditures; make loans and investments; declare dividends, make payments or redeem or repurchase capital stock; engage in mergers, acquisitions and other business combinations; prepay, redeem or purchase certain indebtedness; amend or otherwise alter terms of our indebtedness; sell assets; transact with affiliates and alter the business that it conducts.

The Company is subject to market risk associated principally with changes in interest rates. The Company’s principal interest rate exposure relates to the amount outstanding under its credit facility. The balances outstanding under the New Credit Facility are at floating rates. Based on the outstanding balance of $274.2 million at December 31, 2006, each quarter point increase or decrease in the floating rate, increases or decreases interest expense by approximately $0.7 million per year.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Long-term Debt (continued)

Senior Subordinated Notes – On March 27, 2003, in connection with the March 2003 Transaction, Amy Acquisition Corp. issued $275.0 million of 10 1/2% Senior Subordinated Notes due 2013. The Company assumed Amy Acquisition Corp.’s obligations with respect to the notes upon consummation of the March 2003 Transaction. Interest became payable semi-annually in arrears beginning in October 2003. In February 2004, the Company issued an additional $75.0 million of its 10 1/2% Senior Subordinated Notes due 2013 at a premium price of 106% plus accrued interest. The net premium of $3.4 million is included in other long-term liabilities on the consolidated balance sheet. The notes are unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by certain of the Company’s current and former subsidiaries. The notes and guarantees rank junior to all of the Company’s and the subsidiary guarantors’ existing and future senior indebtedness, on par with all of the Company’s and the subsidiary guarantors’ existing and future senior subordinated indebtedness and senior to all of the Company’s and the subsidiary guarantors’ existing and future subordinated indebtedness.

The Company may redeem any of the notes at any time and from time to time beginning on April 1, 2008, in whole or in part, in cash at the specified redemption prices, plus accrued and unpaid interest to the date of redemption.

If a change in control of the Company occurs, subject to certain conditions, the Company must give holders of the notes an opportunity to sell the notes to the Company at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase of the notes by the Company.

The indenture governing the notes contains covenants that, among other things, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, enter into arrangements that restrict dividends from subsidiaries, transfer and sell assets, engage in certain transactions with affiliates and effect a consolidation or merger.

WCAS Senior Subordinated Notes – On March 27, 2003, in connection with the March 2003 Transaction, Holdings issued $67.0 million of 10.0% Senior Subordinated Notes due 2014. The interest on the notes is payable March 31 of each year. To the extent that any portion of the amount of interest due is not paid in cash, such unpaid amount shall be multiplied by 1.2 and this amount, referred to as the PIK amount, will be added to the principal amount of the note on the

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Long-term Debt (continued)

interest payment date. The notes are unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by certain of the Company’s subsidiaries. The notes and guarantees rank junior to all of the Company’s and the subsidiary guarantors’ existing and future senior indebtedness, on par with all of the Company’s and the subsidiary guarantors’ existing and future senior subordinated indebtedness, and junior to all of the Company’s and the subsidiary guarantors’ existing and future subordinated indebtedness.

The Company may not redeem any of the notes at any time unless all other senior indebtedness of the Company is paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated.

If a change in control of the Company occurs, subject to certain conditions, the Company must repay all principal and interest then outstanding.

The indenture governing the notes contains covenants that, among other things, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, enter into arrangements that restrict dividends from subsidiaries, transfer and sell assets, engage in certain transactions with affiliates and effect a consolidation or merger.

Letters of Credit

As of December 31, 2006, the Company had letters of credit outstanding totaling $13.1 million. The letters of credit secure payments under certain operating leases and insurance policies and expire at various dates in 2006 through 2010. Some of the letters of credit automatically decline in value over various lease terms. The letters of credit have annual fees averaging 2.4% . Available borrowings under the $105.0 million revolving credit facility are reduced by the notional balance outstanding on these letters of credit. In addition, the Company had $0.3 million of surety bonds outstanding on December 31, 2006 to satisfy Florida Medicaid requirements.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Lease Commitments

The Company leases various office and laboratory space and certain equipment pursuant to operating lease agreements. The following information includes the related-party leases discussed in Note 18. Future minimum lease commitments under noncancellable operating leases consisted of the following at December 31, 2006:

2007	$14,017
2008	13,109
2009	12,295
2010	11,155
2011	10,467
Thereafter	82,546
$143,589

Owned practices’ rent expense under operating leases for the year ended December 31, 2006 was $13.9 million. Rent expense associated with operating leases that include scheduled rent increases and tenant incentives, such as rent holidays, is recorded on a straight-line basis over the term of the lease.

13. Option Plan

The Company has adopted a 2006 Stock Option and Restricted Stock Purchase Plan (the Stock Option Plan). In December 2006, the Company consummated a reclassification of its outstanding equity securities pursuant to which each holder of a share of outstanding common stock received one share of common stock and one share of participating preferred stock. The Preferred Shares shall rank senior to the Common stock and any other preferred or common equity securities of the Company as to dividends and liquidation preference. No dividends shall be paid on the Common Stock without the consent of a majority of the holders of Preferred Shares. The Preferred Shares will vote together with the holders of the common shares, with the Preferred Shares having voting rights equivalent to the number of Preferred Shares. All options to purchase shares of common stock remained options to purchase common stock, but had their exercise prices proportionately adjusted to reflect the reclassification from $6.00 a share to $3.50 a share. The total number of shares of common stock for which options or awards may be granted under the Stock Option Plan is 12,229,923 shares of the Company’s common stock. Shares of common stock relating to expired or terminated options may again be subject to an option or award under the Stock Option Plan, subject to any limitation required by the United States Internal Revenue Code of 1986, as amended, or the Code. The Stock Option Plan provides for the grants of

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Option Plan (continued)

incentive stock options, within the meaning of Section 422 of the Code, to selected employees and for grants of non-qualified stock options and awards to selected employees and other persons providing services for the Company. The purpose of the Stock Option Plan is to attract and retain the best available personnel, provide additional incentives to our employees and consultants and promote the success of our business.

A committee of not less than two persons appointed by the Board of Directors of Group Holdings administers the Stock Option Plan. If no such committee is appointed, the Board of Directors serves as the administrator and has all authority and obligations under the Stock Option Plan. The administrator has the sole discretion to grant options to employees and to determine the terms of awards and options granted under the plan. Incentive and nonqualified stock options, however, are not transferable other than by will or the laws of descent and distribution and are not issued at an exercise price less than the fair market value of the underlying shares.

The exercise price of any incentive stock option granted to an employee who possess more than 10% of the total combined voting power of all classes of the Company’s shares within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the underlying share at the time the option is granted and by its terms is not exercisable more than five years from the date it is assigned. Furthermore, the aggregate fair market value of shares of common stock purchased under an incentive stock option for the first time by an employee during any calendar year may not exceed $0.1 million. The term of any incentive stock option cannot exceed ten years from the date of grant.

The Stock Option Plan will terminate in March 2013, but the Board of Directors may amend the plan subject to limited restrictions requiring the vote of a majority of the outstanding voting stock of Group Holdings.

Options granted under the Stock Option Plan generally vest ratably over a five-year period and expire ten years from the date of grant. Such options generally have an exercise price equal to the fair market value of the underlying common stock at the grant date. The Company grants stock options for a fixed number of common shares to employees and directors from time to time. As of December 31, 2006, approximately 298,813 shares are available for future issuance.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Option Plan (continued)

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R) using the prospective transition method. Under that method, compensation cost recognized for the year ended December 31, 2006 includes all share-based payments granted on or subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Compensation cost related to stock awards granted is being recognized on a straight-line basis over the requisite service period.

The Company calculates the fair value of employee stock options using a Black-Scholes-Merton option pricing model at the time the stock options are granted, and that amount is amortized over the vesting period of the options, which is generally up to five years. The fair value for employee stock options for the year ended December 31, 2006 was calculated based on the following assumptions: an average risk-free interest rate for the period of 4.6%; dividend yield of 0%; weighted-average volatility factor of 36.0%; and a weighted-average expected life of the options of 6.5 years. The expected term was determined using the “shortcut method” described in Staff Accounting Bulletin Topic 14.D.2, which is based on a calculation to arrive at the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate was based on the applied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the stock option award’s expected term. The expected weighted-average volatility factor is based on the historical stock prices of two competitors of AmeriPath whose shares are publicly traded over the most recent period, commensurate with the expected term of the stock option award.

In accordance with SFAS No. 123(R), the Company recorded compensation cost of approximately $885,000 and recognized a tax benefit for share-based compensation arrangements of approximately $205,000 for the year ended December 31, 2006. As required by SFAS No. 123(R), the Company now estimates forfeitures of employee stock options and recognizes compensation cost only for those awards expected to vest. Forfeiture rates are determined for two groups of employees – executives and management based on historical experience. Estimated forfeitures are adjusted to actual forfeiture experience as needed.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Option Plan (continued)

The following table summarizes information related to the Company’s stock option activity for the year ended December 31, 2006:

			Weighted-
			Average
		Weighted-	Remaining
	Number of	Average	Contractual
	Shares	Exercise Price	Term (Years)
Outstanding at January 1, 2006	8,241,202	$3.50
Granted	4,613,204	3.50
Terminated/lapsed	(923,296)	3.50

Outstanding at December 31, 2006	11,931,110	$3.50

Vested or expected to vest as of
December 31, 2006	11,256,090	$3.50	7.8
Exercisable at December 31, 2006	3,470,853	$3.50	6.9

The weighted-average fair value of stock options granted during the year ended December 31, 2006 was $1.58. There were no stock option exercises during the year ended December 31, 2006.

As of December 31, 2006, there was $5.3 million of total unrecognized compensation cost related to nonvested options, which is expected to be recognized, on a straight-line basis, over a weighted-average period of 4.29 years.

14. Employee Benefit Plans

Effective July 1, 1997, the predecessor consolidated its previous 401(k) plans into a new qualified 401(k) retirement plan (the 401(k) Plan) covering substantially all eligible employees as defined in the 401(k) Plan. The new 401(k) Plan requires annual employer matching contributions equal to 50% (25% prior to July 1, 2000) of the employees’ contributions up to a maximum of 6.0% of an employee’s annual salary (up to a maximum of one thousand dollars per employee prior to January 1, 2005). Matching contributions aggregating $4.6 million were expensed in year 2006. Also, in connection with acquisitions, the Company assumes the obligations under certain defined contribution plans, which cover substantially all eligible employees of the acquired practices.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Employee Benefit Plans (continued)

During 1999, the predecessor introduced a Supplemental Employee Retirement Plan (SERP), which covers only selected employees. The SERP is a nonqualified deferred compensation plan, which was established to aid in the retention of the nonselling physicians and other key employees. AmeriPath does not fund the SERP liability, but instead pays for current benefits out of general funds available. AmeriPath has formed a Rabbi Trust designated as the beneficiary for life insurance policies issued on the SERP participants. Proceeds from the life insurance policies are expected to be used to pay SERP participants life insurance benefits as well as future SERP payments. In 2005, the eligible participants were allowed to defer up to 20 thousand dollars of compensation and/or eligible bonuses per year. If the subscription to the plan fell below an established deferral range, the participating individuals were allowed to defer additional funds. The Company may also make discretionary contributions to the SERP. Employee and employer contributions to the SERP were $2.7 million and $0.2 million, respectively, for the year ended December 31, 2006. The SERP liability was $12.3 million as of December 31, 2006, and the liability is classified as other long-term liabilities on the accompanying consolidated balance sheet.

The Company also sponsors certain defined contribution plans for substantially all employees of the former Inform DX, a company that merged with our predecessor. These plans include a 401(k)/profit-sharing plan and a money purchase pension plan. Under the 401(k)/profit-sharing plan, employees may contribute up to 15% of their qualifying salary on a pretax basis, subject to federal income tax limitations. The amount expensed under both of these plans for employer contributions was approximately $0.1 million in year 2006.

Specialty has a nonqualified deferred compensation program (the Program) for certain executives. Under the Program, employee-designated deferrals of salary are withheld by the Company. An amount equal to the withholding is “invested” at the direction of the employee in a portfolio of phantom investments selected from the available investments under the Program, which are tracked by an administrator. With a portion of the withholding, the Company purchases life insurance policies on each of the participating executives, with the Company named as beneficiary of the policies. Deferred compensation, including gains and losses on phantom investments, amounted to $1.3 million at December 31, 2006 and is classified in other long-term liabilities on the accompanying consolidated balance sheet. The cash surrender value of the life insurance policies, which amounted to $2.9 million at December 31, 2006, is recorded in other assets.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

15. Commitments and Contingencies

During the ordinary course of business, the Company has become and may in the future become subject to legal actions and proceedings. The Company may have liability with respect to its employees and its pathologists and with respect to hospital employees who are under the supervision of its hospital-based pathologists. The majority of these pending legal proceedings involve claims of medical malpractice and most of those suits relate to cytology services. Based upon investigations conducted to date, the Company believes the outcome of any pending legal actions and proceedings, individually or in the aggregate, will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company. If the Company is ultimately found liable under the outstanding medical malpractice claims, there can be no assurance that medical malpractice insurance arrangements will be adequate to cover all such liabilities. The Company also may, from time to time, be involved with legal actions related to the acquisition of anatomic pathology operations, the prior conduct of acquired operations or the employment and restriction on competition of physicians. There can be no assurance that any costs or liabilities for which the Company becomes responsible in connection with these claims or actions will not be material or will not exceed the limitations of any applicable indemnification provisions or the financial resources of the indemnifying parties.

Through June 30, 2002, the predecessor was insured for medical malpractice risks on a claims-made basis under traditional indemnity insurance policies. Effective July 1, 2002, the predecessor formed a captive insurance company to partially self-insure for medical malpractice. The captive, combined with excess coverage, provides insurance on a per claim basis. The Company does not have aggregate stop loss protection. Accruals for settlement costs, claims expenses and incurred but not reported claims are made based on actuarial estimates. Actual costs in future periods could differ materially from actuarial studies, depending on the frequency and severity of actual claims experienced. The Company incurred approximately $14.7 million for medical malpractice costs in year 2006.

Self-Insured Health Benefits – Effective August 1, 2002, the predecessor provided health care benefits to its employees through a self-insured plan. The Company records its estimate of the ultimate cost of, and reserves for, health care benefits based on computations using the Company’s loss history as well as industry statistics. Furthermore, in determining its reserves, the Company will include reserves for estimated claims incurred but not reported. The maximum liability for claims paid in a year, based upon open enrollment levels at December 31, 2006, is $22.6 million. The ultimate cost of health care benefits will depend on actual costs incurred to settle the claims and may differ from the amounts reserved by the Company for those claims. As of December 31, 2006, the self-insured health liability was $3.4 million and is included in accounts payable and accrued expenses on the accompanying consolidated balance sheet.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

15. Commitments and Contingencies (continued)

Workers’ Compensation Policy – Effective July 1, 2000, the predecessor acquired workers’ compensation insurance with a deductible program. The Company records its estimate of the ultimate cost of, and reserves for, workers’ compensation exposures based on computations using the Company’s loss history as well as industry statistics. Furthermore, in determining its reserves, the Company will include reserves for estimated claims incurred but not reported. The policies operate on an occurrence basis. As such, the exposure for incurred but not reported claims is slight. The ultimate cost of workers’ compensation claims will depend on actual costs incurred to settle the claims and may differ from the amounts reserved by the Company for those claims. The Company currently aggressively defends each claim and pursues subrogation whenever available to recoup third-party damages to offset payments. As of December 31, 2006, the workers’ compensation liability was $0.9 million and is included in accounts payable and accrued expenses on the accompanying consolidated balance sheet.

Healthcare Regulatory Environment and Reliance on Government Programs – The health care industry in general, and the services that the Company provides, are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company’s net revenue is from payments by government-sponsored health care programs, principally Medicare and Medicaid, and is subject to audits and adjustments by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of increased regulatory audits and adjustments, or changes in the interpretation of the coding of services or the amounts payable for the Company’s services under these programs could have a material adverse effect on the Company’s consolidated financial position and results of operations. The Company’s operations are continuously subject to review and inspection by regulatory authorities.

The Company has received subpoenas issued by the United States Attorney’s office in Tampa, Florida seeking information with respect to an investigation relating to Medicare billing and possible financial inducements in connection with a Florida physician who is not an AmeriPath pathologist but was a client of AmeriPath. In addition, certain affiliates of the Company have received an investigative subpoena from the Florida Attorney General Medicaid Fraud Control Unit requesting copies of agreements that AmeriPath has with certain hospitals. To the Company’s knowledge, numerous other hospitals and facilities have received similar subpoenas, which may indicate a statewide audit of pathology operations. In addition, Specialty received a subpoena from the California Attorney General’s Office. The subpoena seeks various documents, including documents relating to billings to the California Medicaid program. The subpoena seeks documents from various time frames ranging from three to ten years. The Company is providing information to the United States Attorney’s Office, the Florida Attorney General’s Office and the California Attorney General’s Office and intends to cooperate

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

15. Commitments and Contingencies (continued)

in the investigations. It is not possible at this point in the investigations to determine whether the government will pursue action against AmeriPath or to assess the merits of possible defenses AmeriPath might have to any such action. Accordingly, no assurances can be given regarding the ultimate outcome of these investigations.

Employment Agreements – As part of the March 2003 Transaction, AmeriPath entered into new or amended employment agreements with certain of its management employees, which include, among other terms, non-competition provisions and salary continuation benefits. In March 2004, Donald E. Steen entered into an employment contract with AmeriPath and became AmeriPath’s Chairman of the Board of Directors. Effective as of July 1, 2004, Mr. Steen became the Chief Executive Officer of AmeriPath.

Medicare Reimbursement – The Medicare statute includes a methodology to adjust payments for services, including anatomic pathology services, under the physician fee schedule. Congress revised the methodology through legislation enacted in December 2003. This revised methodology is applied each year unless it is overridden by Congressional action. The statutory methodology would have led to a 4.4% reduction in the physician fee schedule conversion factor in 2003, a 4.5% reduction in 2004, a 3.3% reduction in 2005, and a 4.4% reduction in 2006 if those reductions had not been blocked by Congress. Instead, Congress required a 1.6% increase in 2003 and a 1.5% increase in each of 2004 and 2005. In 2006, Congress required that the conversion factor be frozen at the 2005 amount, establishing a 0% update of the conversion factor in 2006. It is unclear how the revised methodology will affect the annual adjustments in the physician fee schedule conversion factor in future years and, if it will not prevent reductions, whether Congress will intervene to prevent decreases in the physician fee schedule conversion factor in future years.

16. Related-Party Transactions

The Company leases laboratory and administrative facilities used in the operations of eleven practices from entities beneficially owned by parties related to the Company. The terms of the leases expire from 2007 to 2009 and some contain options to renew for additional periods. Lease payments made under leases with related parties were $1.1 million for the year ended December 31, 2006.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16. Related-Party Transactions (continued)

In connection with the March 2003 Transaction, Holdings entered into a management agreement with WCAS Management Corporation, an affiliate of WCAS IX, pursuant to which WCAS Management Corporation provides management and financial advisory services to the Company and its subsidiaries, including AmeriPath. WCAS Management Corporation is entitled to a management fee of $1.0 million per year and reimbursement for out-of-pocket expenses incurred in connection with the provision of such services.

Also in connection with the March 2003 Transaction, Holdings issued to WCAS Capital Partners III, L.P., an investment fund affiliated with WCAS, $67.0 million in principal amount of Holdings’ senior subordinated notes and an agreed-upon number of shares of its common stock. The lenders under the Company’s New Credit Facility have a first-priority security interest in all funds held in such cash collateral account.

In October 2004, AmeriPath purchased 700,000 shares of Series A Preferred Stock of Molecular Profiling Institute, Inc., or MPI, for $0.35 million. In April 2005, the Company purchased 300,000 shares of Series A Preferred Stock of MPI for $0.15 million. In October 2005, AmeriPath purchased 1,000,000 shares of Series B Preferred Stock of MPI for $2.5 million. Jeffrey A. Mossler, M.D., one of our executive officers and a member of our board of directors, is entitled to receive 200,000 shares of common stock of MPI under MPI’s restricted stock plan, or approximately 4% of MPI’s outstanding common stock, as consideration for past services in the development of MPI. As of December 31, 2006, the Company owned a 8.5% fully diluted interest in MPI. In September 2006, AmeriPath entered into a letter of intent that contemplated its acquisition of MPI. No definitive agreement with respect to such acquisition has been entered into to date.

In August 2004, three of AmeriPath’s executive officers, Donald E. Steen, Jeffrey A. Mossler, M.D. and Clay J. Cockerell, M.D., purchased $1.0 million of the outstanding Senior Subordinated Notes. In order to consummate this purchase, AmeriPath purchased the Senior Subordinated Notes from the open market at market value plus accrued interest and sold them directly to the three officers of AmeriPath at market value plus accrued interest. The amounts invested by the three officers were approximately: $0.5 million by Donald E. Steen; $0.4 million by Jeffrey A. Mossler, M.D. and $0.1 million by Clay J. Cockerell, M.D.

In January 2006, in connection with the acquisition of Specialty, WCAS IX and its co-investors, including Paul B. Queally, Sean M. Traynor and other individuals affiliated with WCAS IX along with certain directors of AmeriPath, referred to as the investor group led by WCAS IX and

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16. Related-Party Transactions (continued)

certain former stockholders of Specialty, including the Specialty Family Limited Partnership and other entities and individuals affiliated with one of Specialty’s directors, Dr. James B. Peter, collectively referred to as the continuing Specialty stockholders, entered into agreements with the Company as described below.

Pursuant to an amended and restated subscription, merger and exchange agreement, in connection with the acquisition of Specialty, the investor group led by WCAS contributed all of their shares of common stock of Holdings in exchange for an equal number of shares of common stock of the Company. Additionally, WCAS and certain other investors purchased additional shares of the Company’s common stock for an aggregate purchase price of approximately $46.1 million in cash, or $6.00 per share. The continuing Specialty stockholders contributed shares of Specialty common stock to the Company in exchange for shares of the Company’s common stock at the same price per share (with such Specialty shares being valued at approximately $119.6 million in the aggregate). Also pursuant to the amended and restated subscription, merger and exchange agreement, Holdings was merged with and into Aqua Acquisition Corp., a new wholly-owned subsidiary of the Company, with Holdings continuing as the surviving corporation and as a wholly owned subsidiary of the Company. Upon consummation of the merger of Aqua Acquisition Corp. with and into Holdings, all of the shares of Holdings common stock contributed to the Company were cancelled without payment of any merger consideration. Each of the former stockholders of Holdings who were not party to the amended and restated subscription, merger and exchange agreement became entitled to receive as merger consideration one share of the Company’s common stock for each share of Holdings common stock that such stockholder held.

The investors group led by WCAS and the continuing Specialty stockholders entered into a stockholders agreement and registration rights agreement with the Company. The stockholders agreement contains certain restrictions on the transfer of the Company’s common stock and provides certain stockholders with certain preemptive and information rights. Additionally, the continuing Specialty stockholders, acting as a group, are entitled to appoint one of the directors of the Company so long as they continue to hold a minimum number of shares of the Company’s common stock. Pursuant to the registration rights agreement, the Company granted certain of the investors rights to require the Company to register shares of its common stock under the Securities Act.

A fee of $0.5 million was paid to an affiliate of WCAS IX in connection with the acquisition of Specialty, and the Company reimbursed WCAS IX and its affiliates for their out-of-pocket expenses in connection with the acquisition of Specialty.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16. Related-Party Transactions (continued)

In October 2006, WCAS IX and its co-investors, including Paul B. Queally, Sean M. Traynor and other individuals affiliated with WCAS IX along with one of AmeriPath’s directors, purchased shares of the Company’s common stock for an aggregate purchase price of approximately $25.0 million in cash, or $6.00 per share.

The Company entered into employment agreements with many of its named executive officers. Additionally, many of the Company’s employees, including many of its named executive officers, have been granted options to purchase shares of common stock of the Company under its 2006 Stock Option and Restricted Stock Purchase Plan.

In connection with the acquisition of Specialty, AmeriPath entered into a consulting agreement with James B. Peter, a member of the Company’s board of directors. Pursuant to the terms of the consulting agreement, Dr. Peter agreed to make himself available for agreed-upon projects as requested by us and consistent with his status and seniority. In exchange for his services, Dr. Peter is entitled to annual compensation of $0.225 million. The term of the consulting agreement is for three years. The consulting agreement with Dr. Peter also provides that if he is terminated without cause, or if he terminates the consulting relationship for certain enumerated good reasons, then Dr. Peter will be entitled to his annual payments plus other benefits provided under the consulting agreement for the remainder of the term of the agreement.

In connection with the acquisition of Specialty, AmeriPath also assumed Specialty’s obligation to provide Dr. Peter, for the remainder of his life, and his wife, for the remainder of her life, coverage, at AmeriPath’s expense, for dental, eye and health care to the same extent that coverage is provided to the Company’s actively employed senior executives.

Dr. Peter has immediate family members employed by Specialty. Specifically, James Estes, Specialty’s Vice President of Laboratory Information Systems, is the son-in-law of James B. Peter. Mr. Estes has been employed by Specialty since 1994, and his compensation was established and updated by Specialty in accordance with its standard employment and compensation policies and procedures applicable to employees with equivalent qualifications and responsibilities and who hold similar positions within Specialty.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Income Taxes

The provision for income taxes for the year ended December 31, 2006 consists of the following:

Current:
Federal	$1,681
State	3,006
Total current provision	4,687
Deferred:
Federal	2,219
State	601
Total deferred provision	2,820
Total provision for income taxes	$7,507

The effective tax rate on income before income taxes is reconciled to the statutory federal income tax rate as follows:

Year Ended
December 31,
2006

Statutory federal rate	35.0%
State income taxes, net of federal income tax benefit	9.5
Change in state law and other nondeductible items	12.5
Change in valuation allowance	11.8
68.8%

The effective income tax rate increased to approximately 68.8% for the year ended December 31, 2006. This increase from prior years is attributable to the recent changes in Ohio and Texas income and franchise tax laws, and state income tax valuation allowance related to net operating losses.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Income Taxes (continued)

The following is a summary of the Company’s deferred tax assets, net and deferred tax liabilities, net as of December 31, 2006:

Deferred tax assets (short-term):
Allowance for doubtful accounts	$12,869
Accrued liabilities	3,115
15,984

Deferred tax liabilities (short-term):
481(a) adjustment and other	(911)
(911)
Net short-term deferred tax assets	15,073

Deferred tax assets (long-term):
Net operating loss and capital loss	39,008
Self-insurance	4,192
Other	1,778
Deferred tax assets (long-term)	44,978
Less valuation allowance	(32,505)
Net deferred tax assets (long-term)	12,473

Deferred tax liabilities (long-term):
Change from cash to accrual basis of accounting by the acquisitions	(72)
Intangible assets acquired	(44,951)
Property and equipment	(3,037)
Other	–
Deferred tax liabilities (long-term)	(48,060)
Net long-term deferred tax liability	(35,587)
Other long-term deferred tax asset	506
Net deferred tax liabilities	$(20,008)

In addition, future tax benefits, such as from federal net operating loss (NOL) and state net operating loss (SNOL) carryforwards and capital carryforwards, are required to be recognized to the extent that realization of such benefits is more likely than not. A valuation allowance is established for those benefits that do not meet the more-likely-than-not criteria. A valuation

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Income Taxes (continued)

allowance has been established for $32.5 million of net deferred tax assets at December 31, 2006 due to the uncertainty regarding the Company’s ability to utilize the NOLs and SNOLs and incurred capital loss due to Internal Revenue Code (IRC) and state limitations.

The following is a summary of the Company’s NOLs and SNOLs, tax effected, as of December 31, 2006:

	Year of
Name of Company	Loss	Loss	Expiration
AmeriPath, Inc. (fka APR) – NOL	12/31/95	$644	12/31/07
AmeriPath, Inc. (fka APR) – NOL	12/31/96	681	12/31/08
AmeriPath, Inc. (fka APR) – NOL	12/31/97	2,346	12/31/09
AmeriPath, Inc. (fka APR) – NOL	04/30/98	721	12/31/15
Subtotal AmeriPath, Inc. (fka APR) –
NOL		4,392
AmeriPath, Inc. (fka DPMS, LLC) – NOL	11/30/00	971	11/30/20
AmeriPath, Inc. (fka PathSource) – NOL	12/31/98	163	12/31/18
AmeriPath, Inc. (fka PathSource) – NOL	12/31/99	17	12/31/19
AmeriPath, Inc. (fka PathSource) – NOL	06/30/00	2	06/30/20
Subtotal AmeriPath, Inc. (fka PathSource)
– NOL		182
			12/31/18	to
AmeriPath, Inc. – SNOL	12/31/03	1,324	12/31/23
			12/31/19	to
AmeriPath, Inc. – SNOL	12/31/04	1,818	12/31/24
			12/31/20	to
AmeriPath, Inc. – SNOL	12/31/05	823	12/31/25
			12/31/21	to
AmeriPath, Inc. – SNOL	12/31/06	1,124	12/31/26
Subtotal – AmeriPath, Inc.		5,089
AmeriPath Consulting Pathology
Services, PA – NOL	12/31/05	28	12/31/25
AmeriPath Holdings, Inc. – NOL	12/31/04	2,725	12/31/24
AmeriPath Institute of Urological
Pathology, PC – NOL	12/31/04	234	12/31/24

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Income Taxes (continued)

	Year of
Name of Company	Loss	Loss	Expiration
AmeriPath Milwaukee, SC – NOL	12/31/06	5	12/31/26
AmeriPath Texas, LP – NOL	09/30/98	133	09/30/18
Colorado Pathology Consultants, PC –
NOL	12/31/05	82	12/31/25
Consultants Pathologists of Pennyslvania,
PC – NOL	12/31/05	22	12/31/25
Diagnostic Pathology Services, PC – NOL	12/31/04	86	12/31/24
Diagnostic Pathology Services, PC – NOL	12/31/05	1,231	12/31/25
Diagnostic Pathology Services, PC – NOL	12/31/06	367	12/31/26
Subtotal Diagnostic Pathology Services,
PC – NOL		1,684
Institute for Dermatopathology, PC –
NOL	12/31/04	170	12/31/24
Institute for Dermatopathology, PC –
NOL	12/31/05	43	12/31/25
Institute for Dermatopathology, PC –
NOL	12/31/06	37	12/31/26
Subtotal Institute for Dermatopathology,
PC – NOL		250
Jeffrey R. Light, M.D., Inc. – NOL	12/31/02	36	12/31/22
Jeffrey R. Light, M.D., Inc. – NOL	12/31/03	221	12/31/23
Jeffrey R. Light, M.D., Inc. – NOL	12/31/04	1	12/31/24
Subtotal Jeffrey R. Light, M.D., Inc. –
NOL		258
Specialty Laboratories, Inc. – NOL	12/31/03	5,004	12/31/23
Specialty Laboratories, Inc. – NOL	12/31/04	6,315	12/31/24
Specialty Laboratories, Inc. – NOL	12/31/05	1,153	12/31/25
Specialty Laboratories, Inc. – NOL	01/31/06	4,222	01/31/26

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Income Taxes (continued)

	Year of
Name of Company	Loss	Loss	Expiration
			12/31/08	to
Specialty Laboratories, Inc. – SNOL	12/31/03	1,045	12/31/23
			12/31/09	to
Specialty Laboratories, Inc. – SNOL	12/31/04	1,319	12/31/24
			12/31/10	to
Specialty Laboratories, Inc. – SNOL	12/31/05	241	12/31/25
			01/31/11	to
Specialty Laboratories, Inc. – SNOL	01/31/06	882	01/31/26
Subtotal Specialty Laboratories, Inc. –
NOL and SNOL		20,181
Tulsa Diagnostics, PC - NOL	12/31/04	10	12/31/24
Tulsa Diagnostics, PC - NOL	12/31/05	393	12/31/25
Tulsa Diagnostics, PC - NOL	12/31/06	64	12/31/26
Subtotal Tulsa Diagnostics, PC – NOL		467
			12/31/10	to
Various Companies – SNOL		364	12/31/26
Total federal and state net operating losses		$37,067

In January 2006, the Company acquired Specialty with approximately $20.2 million of combined NOL and SNOL. Section 382 of the IRC imposes an annual limitation on the utilization of NOL carryforwards based on a statutory rate of return (the “adjusted federal long term rate,” as defined in the IRC) and the value of the corporation at the time of a change in ownership as defined by Section 382 of the IRC. The Company has determined that the Specialty NOLs will be subject to a $5.1 million IRC 382 annual limitation. The Company has established a valuation allowance of approximately $20.2 million related to the acquired NOL and SNOL. The Company can reduce goodwill by up to approximately $20.2 million if all of the NOLs and SNOLs are fully utilized within the allowable federal and state statutory loss periods.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18. Supplemental Cash Flow Information

The following supplemental information presents the non-cash impact on the balance sheet of assets acquired and liabilities assumed in connection with acquisitions consummated during the year ended December 31, 2006:

Assets acquired	$396,304
Liabilities assumed	(45,960)
Common stock issued by the Company	(119,581)
Cash paid for acquisitions	230,763
Less cash acquired	(41,066)
Net cash paid for acquisitions	189,697
Costs related to completed and pending acquisitions	6,949
Cash paid for acquisitions and acquisition costs, net of cash acquired	$196,646

19. Segment Reporting

The Company operates in one reportable segment, the medical laboratory industry. Medical laboratories offer a broad range of testing services to the medical profession. The Company’s testing services are categorized based upon the nature of the test: anatomic pathology and dermatopathology. These testing services are used by physicians in the diagnosis, prognosis, monitoring and general management of diseases and other clinical conditions. The tests included in such services generally detect medically-significant abnormalities and visual patterns in blood, tissue samples and other specimens.

20. Internally Developed Computer Software Costs

During 2006, the Company capitalized approximately $6.0 million of payroll and benefit-related costs pertaining to the capitalization of internally developed software costs. Projects being undertaken, among others, are the development of a standardized lab information reporting and billing system, the creation of software interfaces and various online reports, and the development of a new online job applicant tracking system. These costs are being incurred during the application development stage and are capitalized in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. These unamortized costs are included in property and equipment, net, on the accompanying consolidated balance sheet and were $10.1 million as of December 31, 2006. The unamortized costs are being amortized over a three-year period once they are placed into service. There was $0.7 million of amortization expense in 2006.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21. Guarantor Subsidiaries

The following information is presented in connection with the Company’s 10½% senior subordinated notes due 2013. This information is not routinely prepared for use by management. The operating and investing activities of the separate legal entities included in the Company’s consolidated financial statements are fully interdependent and integrated. Accordingly, consolidating the operating results of those separate legal entities is not representative of what the actual operating results of those entities would be on a stand-alone basis. Operating expenses of those separate legal entities include intercompany charges for management fees and other services. Certain expense items and asset and liability balances that are applicable to the Company’s subsidiaries are typically recorded in the books and records of AmeriPath. For purposes of this footnote disclosure, such balances and amounts have been “pushed down” to the respective subsidiaries either on a specific identification basis, or when such items cannot be specifically attributed to an individual subsidiary, have been allocated on an incremental or proportional cost basis to the Company and its subsidiaries.

The following tables present consolidating financial information at December 31, 2006, and for the year ended December 31, 2006, for (i) AmeriPath, (ii) on a combined basis, the subsidiaries of the Company that are guarantors of the Company’s 10½% Senior Subordinated Notes due 2013 (the Subsidiary Guarantors) and (iii) on a combined basis, the subsidiaries of the Company that are not guarantors of the Company’s 10½% Senior Subordinated Notes due 2013 (the Non-Guarantor Subsidiaries). The maximum potential amount of future payments the subsidiary Guarantors could be required to make under the Guarantee is $350.0 million.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21. Guarantor Subsidiaries (continued)

Condensed Consolidating Balance Sheet

December 31, 2006

	AmeriPath,	Subsidiary	Non-Guarantor	Consolidating	Consolidated
	Inc.	Guarantors	Subsidiaries	Adjustments	Total
Assets
Current assets:
Cash and cash equivalents	$26	$(756)	$4,167	$–	$3,437
Restricted cash	–	30,906	–	–	30,906
Accounts receivable, net	(1,154)	113,210	25,891	–	137,947
Inventories	234	5,976	216	–	6,426
Other current assets	2,367	19,326	3,565	–	25,258
Total current assets	1,473	168,662	33,839	–	203,974
Property and equipment, net	49,640	63,199	1,791	–	114,630
Goodwill, net	–	695,210	151,265	–	846,475
Other identifiable intangibles, net	41,750	140,540	33,287	–	215,577
Investment in subsidiaries	1,132,260	–	–	(1,132,260)	–
Other assets	17,630	13,543	2,502	–	33,675
Total assets	$1,242,753	$1,081,154	$222,684	$(1,132,260)	$1,414,331

Liabilities and stockholder’s
equity
Current liabilities:
Accounts payable and accrued
expenses	$26,108	$67,381	$4,831	$–	$98,320
Current portion of long-term debt	2,035	55	–	–	2,090
Other current liabilities	908	377	–	–	1,285
Total current liabilities	29,051	67,813	4,831	–	101,695
Long-term debt	622,139	30	77,295	–	699,464
Other liabilities	16,237	27,314	420	–	43,971
Deferred tax liabilities, net	1,092	43,697	(9,202)	–	35,587
Total long-term liabilities	639,468	71,041	68,513	–	779,022
Intercompany payable (receivable)	(32,106)	(10,200)	42,306	–	–
Stockholder’s equity:
Preferred stock	–	–	90	–	90
Common stock	1	–	80	–	81
Additional paid-in capital	580,523	–	(50,888)	–	529,635
Retained earnings	25,816	952,500	157,752	(1,132,260)	3,808
Total stockholder’s equity	606,340	952,500	107,034	(1,132,260)	533,614
Total liabilities and stockholder’s
equity	$1,242,753	$1,081,154	$222,684	$(1,132,260)	$1,414,331

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21. Guarantor Subsidiaries (continued)

Condensed Consolidating Income Statement

Year Ended December 31, 2006

			Non-
	AmeriPath,	Subsidiary	Guarantor	Consolidating	Consolidated
	Inc.	Guarantors	Subsidiaries	Adjustments	Total
Net revenues	$–	$618,558	$133,763	$–	$752,321

Cost of services	–	370,928	47,154	–	418,082
Selling, general, and
administrative expenses	10,801	209,039	19,331	–	239,171
Amortization expense	–	9,551	1,244	–	10,795
Merger-related charges	2,064	–	–	–	2,064
Total operating costs and
expense	12,865	589,518	67,729	–	670,112
(Loss) income from operations	(12,865)	29,040	66,034	–	82,209
Other income (expense)
Interest expense	(57,420)	(2,075)	(10,516)	–	(70,011)
Interest income	108	1,439	294	–	1,841
Management fee (A)	–	65,767	(65,767)	–	–
Change in value of derivative	1,295	–	–	–	1,295
Write-off of deferred financing
costs	(3,388)	–	–	–	(3,388)
Other, net	125	(158)	(998)	–	(1,031)
Total other income (expenses)	(59,280)	64,973	(76,987)	–	(71,294)
(Loss) income before income
taxes	(72,145)	94,013	(10,953)	–	10,915
Benefit (provision) for income
taxes	37,414	(48,755)	3,834	–	(7,507)
Equity earnings from
subsidiaries	45,258	–	–	(45,258)	–
Net income (loss)	$10,527	$45,258	$(7,119)	$(45,258)	$3,408

(A)	In accordance with the applicable management fee agreements, the Subsidiary Guarantors are the direct beneficiary of substantially all of the pre-tax income of the Non-Guarantor Subsidiaries.

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21. Guarantor Subsidiaries (continued)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2006

			Non-
	AmeriPath,	Subsidiary	Guarantor	Consolidating	Consolidated
	Inc.	Guarantors	Subsidiaries	Adjustments	Total
Cash flows from operating
activities:
Net income (loss)	$10,527	$45,258	$(7,119)	$(45,258)	$3,408
Adjustments to reconcile net
income (loss) to cash
provided by (used in)
operating activities	8,526	87,857	31,177	–	127,560
Changes in assets and
liabilities which (used) provided
cash, net of effects
of acquisitions	(46,167)	(93,413)	(5,642)	45,258	(99,964)
Net cash (used in)
provided by operating activities	(27,114)	39,702	18,416	–	31,004
Cash flows used in investing
activities	(203,562)	(41,313)	(17,797)	–	(262,672)
Cash flows provided by (used
in) financing activities	230,702	(2,470)	(19,555)	–	208,677
Increase (decrease) in cash
and cash equivalents	26	(4,081)	(18,936)	–	(22,991)
Cash and cash equivalents,
beginning of year	–	3,325	23,103	–	26,428
Cash and cash equivalents,
end of year	$26	$(756)	$4,167	$–	$3,437

AmeriPath Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

22. Subsequent Events

On February 12, 2007, the Company announced that AmeriPath Intermediate Holdings, Inc. (Intermediate), the newly formed direct subsidiary of Holdings and direct parent of AmeriPath, commenced an offering of $125.0 million aggregate principal amount of Senior Unsecured Floating Rate PIK Toggle Notes due 2014 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The issuer of the notes, Intermediate, is a holding company that was formed in connection with this related offering and has no operations or assets other than the ownership of all the capital stock of AmeriPath. The net proceeds are expected to be used to repay the amount outstanding under the Company’s revolving credit facility and for general corporate purposes, including consummating various contemplated acquisitions. The notes were issued at a discount of 1.0%, and interest on the notes will be payable on February 15 and August 15 of each year, commencing on August 15, 2007. Cash interest on the notes will bear interest at a rate per annum equal to six-month LIBOR plus 5.25% . PIK interest will accrue at a rate per annum equal to six-month LIBOR plus 6.00% . For an interest period prior to February 15, 2012, the Company may elect to pay interest on the notes entirely in cash, by entirely increasing the principal amount of the notes, or by paying 50% as cash interest and 50% by increasing the principal amount of the notes.

On April 2, 2007, the Company made its semi-annual interest payment on the Senior Subordinated Notes of approximately $18.4 million.

On April 12, 2007, the Company paid off $68.0 million of the revolving credit facility. On April 20, 2007, the Company paid off the remaining $6.0 million of the revolving credit facility.

On April 15, 2007, the Company signed a definitive agreement to be acquired by Quest Diagnostics Incorporated, a Delaware corporation, in an all-cash transaction valued at approximately $2 billion, including approximately $770 million in anticipated debt at closing. The consummation of the merger was subject to various conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

On May 31, 2007, Quest Diagnostics Incorporated completed the previously discussed acquisition of the Company for approximately $2.0 billion. All debt related to the Company and its subsidiaries was repaid in connection with the acquisition.